Exhibit 10.35
SUN-TIMES MEDIA GROUP, INC.
KEY EMPLOYEE SEVERANCE PROGRAM
PARTICIPATION AGREEMENT
          THIS AGREEMENT is entered into on January 22, 2007 by and between John J. Martin, an individual residing in the State of Illinois (“Participant”) and Sun-Times Media Group, Inc., a corporation incorporated under the laws of the State of Delaware (“STMG”).
RECITALS
Participant is an employee of Chicago Sun-Times, Inc. (the “Company”), a subsidiary of STMG. Participant has been selected to participate in the STMG Key Employee Severance Program (“KESP”) by the Compensation Committee of the STMG Board of Directors, by the full Board, or by the Chief Executive Officer of STMG. The KESP has been designed to govern the benefits to be enjoyed by Participant upon the termination of Participant’s employment by the Company under certain circumstances defined more particularly herein. A condition of participation in the KESP is the execution by Participant of a participation agreement in a form prescribed by STMG.
THEREFORE, it is hereby agreed as follows:
     1. Termination.
a.	Nothing in this Agreement shall limit or restrict the ability of the Company to terminate the employment of Participant, and no contract of employment is intended or created hereby or by Participant’s participation in the Program. The employment of Participant may be terminated in any of the following ways: (i) as a result of death or permanent disability of the Participant; (ii) by the Company for Cause (as defined herein), (iii) by the Participant other than for Good Reason (as defined herein), (iv) by the Company other than for Cause or as a result of death or permanent disability (a “Company Termination”), or (v) by the Participant for Good Reason (hereinafter defined) (a “Good Reason Termination”). The payments and benefits provided for in this Agreement shall be made to Participant only in the event of a Company Termination or a Good Reason Termination.

b.	In the event of a Company Termination or a Good Reason Termination, the terminating party shall be required to provide the other party with not less than fourteen (14) calendar days’ advance written notice of termination. The Company shall have the right, in its sole discretion, to require the Participant to remain employed by the Company for a period of up to thirty (30) days following notice of termination by either party, as a condition to Participant’s receipt of the payments and benefits provided hereunder.
     2. Payments and Benefits Upon Termination: In the event of a Company Termination or a Good Reason Termination, the Participant shall receive the following:
a.	A lump sum payment (payable within ten (10) days of termination) for any accrued, unused vacation time, reduced by all applicable tax withholding requirements.

b.	A lump sum payment (payable within ten (10) days of termination) equal to the (A) higher of (i) fifty percent (50%), or (ii) the percentage derived by taking the period of January 1 through December 31 and calculating the number of days the Participant is employed by the Company during the current calendar year (to the termination date) on a percentage basis, multiplied by (B) the higher of (x) twenty-five percent (25%) of Participant’s base salary, or (y) the most recent annual bonus paid to Participant within the twelve month period preceding the date of termination; and

c.	An amount equal to the Participant’s base salary in effect on the date of termination, payable in twenty-six (26) bi-weekly installments in the same manner that the Participant’s payroll is currently handled, less all appropriate withholding amounts and deductions; and

d.	Continuation of all then-current benefit programs in which the Participant is entitled to participate on the date of Participant’s termination of employment, subject only to Participant’s continued premium contributions at the same level as on the date of termination. In the event that Participant is precluded by the terms of such programs or by law from participation following termination of employment, the Company shall provide an equivalent benefit in the manner it deems appropriate.
     3. Definitions. As used in this Agreement, the following terms shall have the meanings ascribed below:
a.	“Cause” shall mean (i) Participant engaging in intentional and willful misconduct, including a breach of the Participant’s duty of loyalty to the Company, to the detriment of the Company, or (ii) Participant being convicted of, or plea of nolo contendere to, a crime involving fraud, dishonesty, inappropriate moral standards, or violence.

b.	“Good Reason” shall mean the occurrence of both a Change of Control and the Participant experiencing (i) a material reduction in title, authority or responsibilities, (ii) Participant being required to relocate more than fifty (50) road miles from the office where Participant currently works, or

(iii) the failure of the Company to obtain an explicit undertaking from any successor to honor the terms of this Severance Program. For a Good Reason Termination to be valid, the affected Participant must give notice to the Company of the reasons giving rise to the Good Reason and provide the Company ten (10) days to cure said Good Reason. In addition, the Company must be notified of a Good Reason Termination within six (6) months of the effective date of the action giving rise to the cause of the Good Reason.

c.	A “Change in Control” will be deemed to occur upon:
1.	the acquisition after the date of this Agreement by any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding for this purpose, (i) STMG or any subsidiary of STMG or (ii) any employee benefit plan of STMG or of any subsidiary of STMG or any person or entity organized, appointed or established by STMG for or pursuant to the terms of any such plan which acquires after the date of this Agreement beneficial ownership of voting securities of STMG) of ownership of securities of STMG whereby such person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of STMG representing more than fifty percent (50%) of the combined voting power of STMG’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by STMG; or

2.	John F. Bard, Cyrus F. Freidheim, Jr., John M. O’Brien, Gordon A. Paris, Graham W. Savage, Raymond G. H. Seitz, and Raymond S. Troubh (collectively, “Incumbent Directors”) and any new directors whose election by the Board of Directors or nomination by the Board of Directors for election by STMG’s stockholders was approved by a vote of a least two-thirds (2/3) of the directors then still in office who either are Incumbent Directors or whose election or nomination for election was previously so approved (such new directors being referred to as “Successor Incumbent Directors”) ceasing for any reason to constitute at least a majority of the Board of Directors; or

3.	the adoption, enactment or effectiveness of any action (including, without limitation, by resolution or by amendment to STMG’s charter or bylaws) that materially limits or diminishes the power or authority of STMG’s board of directors or any committee thereof, if such action has not been approved by a vote of a least two-thirds (2/3) of the directors then still in office who either are Incumbent Directors or Successor Incumbent Directors; or

4.	the consummation of, or the execution of a definitive agreement the consummation of which would result in, a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of STMG (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of STMG immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns STMG, or all or substantially all of STMG’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of STMG; or

5.	the consummation of a complete liquidation or dissolution of STMG.
     4. Information and Confidentiality. Participant agrees to hold in the strictest confidence and not to disclose any of the terms hereof to any third person, and to refrain from making any statements or representations to any employee of the Company or any affiliate or subsidiary of STMG or to any of their respective customers, suppliers, or competitors, or to the public at large which might disparage or have a detrimental effect on STMG, the Company, or the Company’s business, operations, public image, reputation or its relations with advertisers, customers, suppliers, employees, lenders, competitors, or other business associates; or which differ from the fact that Participant has separated from the Company. STMG and the Company shall refrain from making any statements or representations to any third party that may disparage Participant’s personal or professional reputation or have a detrimental effect on Participant’s future employment.
     5. Return of Company Property. Upon Participant’s termination, Participant will certify to the Company that all of the Company property in Participant’s possession has been returned to the Company, including, but not limited to, all access cards, facility keys, credit cards, automobiles, cell phones, personal digital assistants (e.g., Blackberry, Palm Pilots), and/or computers. Any files, correspondence or computer discs Participant may have relative to Company business or containing Company information must also be returned on the date of termination.

     6. Release. For and in consideration of the benefits provided hereunder, upon termination, Participant will execute and deliver to the Company a full and complete release of liability of the Company, STMG, and any and all of STMG’s subsidiaries and affiliates in substantially the form attached hereto as Exhibit A.
     7. Acknowledgment; No Admission; Confidentiality.
a.	Upon termination, Participant will represent and warrant to the Company that: (a) he or she has no pending claims against the Company, STMG or any of STMG’s subsidiaries or affiliates with any municipal, state, federal or other governmental or non-governmental entity; and (b) that Participant will not file any claims with respect to any events occurring on or before the date of termination. Participant will also acknowledge and agree that by entering into this Agreement he or she may never make claim or demand upon or sue the Company, STMG or any of STMG’s subsidiaries or affiliates for any reason whatsoever relating to anything that has happened through the date hereof.

b.	Both the Company and Participant acknowledge and agree that this Agreement does not constitute, is not intended to be, and shall not be construed, interpreted or treated in any respect as, an admission of liability or wrongdoing by either party for any purpose whatsoever. Further, each of the Company and Participant acknowledges and agrees that there has been no determination that either party has violated any federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle.

c.	Each of the Company and Participant agrees that the terms of this Agreement shall be strictly confidential. Participant further agrees that he or she will not disclose the terms of or the amount paid under this Agreement to any other person or entity, other than his or her immediate family, attorney, accountant and tax preparer, unless required by law to do so or expressly authorized to do so in writing by the Company.
     8. Arbitration of Disputes; Payment of Expenses.
a.	Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration proceedings conducted in accordance with the commercial rules of the American Arbitration Association (the “AAA”) as then in effect. The arbitrator shall be selected by joint agreement of the Company and Participant, but if such agreement is not reached within seven (7) days of the date of the request for arbitration, the selection shall be made by the AAA in accordance with its commercial rules. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The costs and expenses of the arbitrator and all costs and expenses of experts, attorneys, witnesses and other parties reasonably incurred by the prevailing party shall be borne by the party that does not prevail in such arbitration or in any court proceeding relating to enforcement of this Agreement.

b.	The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by the Company of any liability, error, violation or omission. Participant acknowledges that nothing contained in this Agreement or any other agreement or instrument delivered by the Company to Participant shall constitute an admission that the Company is in any way liable to Participant or has in any way violated any law. Participant further acknowledges that no precedent, practice, policy or usage shall be established by this Agreement or the Company’s offer of benefits herein.

c.	Each party will bear its own expenses incurred in the preparation, review and approval of this Agreement, including, without limitation, legal, accounting, tax advisory or other similar fees and expenses.
     9. Non-solicitation. For a period of one (1) year following the Effective Date, Participant will not, directly or indirectly, on behalf of him/herself or any third party, solicit, induce or attempt to solicit or induce any employee of any subsidiary or affiliate of STMG (including the Company) to leave the employ of his or her employer. Participant acknowledges that this non-solicitation agreement constitutes a material inducement to STMG to enter into this Agreement, and any violation of this provision by Participant will constitute a material breach of this Agreement.
     10. Governing Law. This Agreement shall be governed by Illinois law without giving effect to choice of law principles that would direct the application of the law of another jurisdiction.
     11. Consideration and Revocation. Participant shall be afforded an opportunity to consider and revoke his or her agreement to the terms set forth herein as required by applicable statutes, rules and regulation in effect at the time of termination.
     12. Cooperation. In consideration of the separation benefits provided herein, Participant agrees that he or she will provide full cooperation with the Company (i) in the resolution and investigation of all open issues relating to the Company about which the Participant may have information, including but not limited to pending and future legal matters, internal investigations and the like, and (ii) in the execution of such further documentation as is deemed reasonably necessary in the opinion of the Company to effect Participant’s separation or in connection with issues described in clause (i) of this Section 12.
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     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

SUN-TIMES MEDIA GROUP, INC.

By:	/s/ Gregory L. Powell

Name:	Gregory L. Powell

Title:	VP, Human Resources

/s/ John J. Martin

John J. Martin

EXHIBIT A
     You hereby agree (except for any vested or accrued benefits to which you are entitled under the Company’s employee benefit plans and any rights you may have under COBRA) to WAIVE any and all rights in connection with, and to fully RELEASE and forever discharge the Company from, any and all torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorneys fees, and compensation in any form whatsoever, whether now known or unknown, which you have (up through and including the date hereof) against the Company on account of or in any way growing out of your employment by the Company or your separation therefrom, including but not limited to, any and all claims for damages or injury to any entity, person, property or reputation arising therefrom, claims for wages, employment benefits, tort claims and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Participant Retirement Income Security Act of 1974, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance and any other federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle of any state relating to employment, employment contracts, wrongful discharge or any other matter.
     Release of Age Discrimination Claims. In further consideration of the promises made by the Company in this Agreement, you specifically release the Company from all claims or rights you may have as of the date you sign this Agreement arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sec. 621, et seq. You further agree that:
     (a) your waiver of rights under this release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (OWBPA);
     (b) you understand the terms of this release;
     (c) the consideration provided in Paragraph 3 represents consideration over and above that to which you otherwise would be entitled, that the consideration would not have been provided had you not signed this release, and that the consideration is in exchange for the signing of this release;
     (d) the Company is hereby advising you in writing to consult with your attorney prior to executing this release;
     (e) the Company is giving you a period of twenty-one days within which to consider this release;

     (f) following your execution of this release you have seven days in which to revoke this release by written notice. To be effective, the revocation must be made in writing and delivered to and received by Pamela A. Davidson, Esq., Legal Department, Chicago Sun-Times Inc., 350 North Orleans Street, 10-South, Chicago, Illinois 60654, no later than 4:00 p.m. on the seventh day after you execute this release. An attempted revocation not actually received by Ms. Davidson before the revocation deadline will not be effective; and
     (g) this entire Agreement shall be void and of no force and effect if you choose to so revoke, and if you choose not to so revoke this Agreement shall then become fully effective and enforceable.
     This Release does not waive rights or claims that may arise under the ADEA after the date you sign this Agreement.